Exhibit 10.2
SUPPLEMENTAL INDENTURE
     This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of October 31, 2007, between PolyMedica Corporation, a Massachusetts corporation (the “Company”), and LaSalle Bank National Association, as trustee (together with its successors in trust, the “Trustee”), under the Indenture (as hereinafter defined).
     WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of September 19, 2006 (the “Indenture”), pursuant to which the Company issued its 1.00% Convertible Subordinated Notes due September 15, 2011 (the “Securities”);
     WHEREAS, on August 27, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Medco Health Solutions, Inc. (“Medco”) and Macq Corp. (“Macq”), a wholly owned subsidiary of Medco, pursuant to which Macq will merge with and into the Company, with the Company being the surviving company and a wholly owned subsidiary of Medco (the “Merger”);
     WHEREAS, Section 5.11 of the Indenture provides that upon certain events, including a merger to which the Company is a party, the Company shall execute and deliver to the Trustee a supplemental indenture providing that, at and after the effective time of such merger, the Holder of each Security then outstanding shall have the right to convert such Security into cash and, with respect to the portion of the Conversion Obligation in excess (if any) of the principal amount of Securities being converted, the kind and amount of shares of stock and other securities and property (including cash) receivable upon such merger by a holder of the number of shares of Common Stock deliverable upon conversion of such Security immediately prior to such merger;
     WHEREAS, Section 12.01 of the Indenture provides that the Company and the Trustee, may amend or supplement the Indenture or the Securities without notice to or consent of any Securityholder to comply with Section 5. 11;
     WHEREAS, the execution and delivery of this instrument has been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and
     WHEREAS, this Supplemental Indenture is being executed simultaneously with the closing of the Merger;
     NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Securityholders, as follows:
ARTICLE 1. EFFECT OF MERGER
     Section 1.01. In accordance with Section 5.11 of the Indenture, upon the surrender for conversion of any of the Securities, the Holder thereof shall have the right to receive, in lieu of cash and Common Stock of the Company, the amount of cash that such

Holder would have been entitled to receive upon the Merger had the Securities been converted immediately prior to the Merger. For the avoidance of doubt, a Holder shall not be entitled to any payment with respect to any Additional Shares issued under Section 4.02 of the Indenture unless it surrenders its Securities for conversion within the time period specified in Section 5.01(b)(iii), and provided further, for any Securities converted during such period, the Conversion Price shall be $47.9028, the Conversion Rate shall be 20.8756 shares of Common Stock and the Volume Weighted Average Price of the Common Stock shall be $53.00 per share.
ARTICLE 2. MISCELLANEOUS
     Section 2.01. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.
     Section 2.02. This Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this Supplemental Indenture have been delivered by each party hereto to the other party thereto.
     Section 2.03. On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form part of the Indenture for all purposes, and the Holder of every Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.
     Section 2.04. This Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Securities shall remain in full force and effect in accordance with the terms thereof and as amended and supplemented by this Supplemental Indenture.
     Section 2.05. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     Section 2.06. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     Section 2.07. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity and sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

     Section 2.08. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 2.09. All covenants and agreements in this Supplemental Indenture by the Company and the Trustee shall bind their respective successors and assigns. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture.
     Section 2.10. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

POLYMEDICA CORPORATION
By:	/s/ Patrick T. Ryan
Name: Patrick T. Ryan
Title: Chief Executive Officer

LASALLE BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Margaret M. Muir
Name: Margaret M. Muir
Title: First Vice President

[Supplemental Indenture Signature Page]